Exhibit 10.1

AMMENDED AND RESTATED

THIS AGREEMENT is made on 10 November 2009,

BETWEEN:

Validus Holdings, Ltd. (hereinafter called the “Company”) of the one part and Andrew Gibbs (hereinafter called the “Employee”) of the other part.

WHEREAS

The Company wishes to appoint the Employee to the position of Senior Vice President and Group Controller of the Company upon the following terms and conditions:

NOW IT IS HEREBY AGREED as follows:

1.                                       Period of Employment

The Company shall engage the Employee and the Employee shall serve the Company as Executive Vice President of Validus Holding, Ltd. and Group Controller.  The period of employment commenced on 11 August 2008 and shall continue subject as hereinafter mentioned, unless terminated by either party giving to the other not less than 6 months notice in writing.

2.                                       Duties

The Employee will perform such duties of Executive Vice President of Validus Holdings, Ltd. and Group Controller and such other duties as are in the opinion of the Company appropriate to the position and will perform such other duties and exercise such powers in the Company or any subsidiary or associated company of the Company as may from time to time be delegated to Employee by or with the authority of the senior management of the Company.

3.                                       Location

The Employee will perform his duties in Bermuda.

4.                                       Hours of Work

The Employee is employed in a professional position and will not be entitled to be paid overtime pay.  The salary hereunder reflects that at times the Employee will be required to work outside of office hours being 8:30 am to 5:00 pm Monday through Friday.

5.                                       Dress Code

Business casual.

6.                                       Other Interests

The Employee will devote the whole of his time, attention and ability to the business and affairs of the Company and will at all time use his best endeavours to promote the Company interests.  The Employee will not, without the previous written consent of the Company, be concerned with or interested in any trade or business other than that of the Company, its subsidiary or associated companies or accept remuneration for any other employment or service whatsoever except that the Employee may hold shares or securities in any company which is quoted on a recognised Stock Exchange or dealt in publicly.  The Employee will be required to lodge a note of any interest in such shares or securities from time to time or as requested.

7.                                       Remuneration

(a)                                  The Employee will be paid the sum of $415,000.00 per annum.  This amount will be paid on a monthly basis, in arrears.  If applicable, deductions may be made from this gross amount as is customary in the Bermuda market place.

(b)                                 The Employee’s salary may be adjusted from time to time at the discretion of the Company.  Annual salary reviews are to occur with adjustments effective April 1st or at some time as declared by the senior management of the Company.

(c)                                  In addition to the Base Salary, the Employee shall be eligible to participate in an annual bonus plan with a target bonus of 100.0% of annual salary at terms set forth from time to time by the senior management of the Company.

(d)                                 In addition to the Base Salary, and any bonus payable to the Employee, the Employee shall be entitled to the following benefits during the period of employment:

(1)                                              such major medical, life insurance and disability insurance coverage as is, or may during the period of employment, be provided generally for other Employees of the Company as set forth from time to time in the applicable plan documents;

(2)                                              in addition to the public holidays referenced in the Public Holidays Act of 1947, a maximum of 25 days of paid vacation (pro-rated for 2008) annually during the term of employment.

(e)                                  The Company provides a pension plan calculated at 10% of salary.

(f)                        The Company granted the Employee 27,576 shares of restricted common stock of the Company on October 1, 2008 (the “2008 Restricted Shares”). Except as otherwise provided below, the 2008 Restricted Shares will vest, provided that the Employee’s employment continues through the applicable vesting dates, in three equal annual instalments, beginning on October 1, 2009 and continuing on October 1, of each of the following two years , with the final instalment vesting on October 1, 2011.

(g)                     The company also granted the Employee 15,000 shares of restricted stock of the Company on October 1, 2008 (the “2008 Restricted Shares”). Except as otherwise provided below, the 2008 Restricted Shares will vest, provided that the Employee’s employment continues through the applicable vesting dates, in five equal annual instalments, beginning on October 1, 2009 and continuing on October 1, of each of the following four years , with the final instalment vesting on October 1, 2013.  .The terms of such restricted common stock, including terms pertaining to exercise and cancellation, shall be as set forth in the Validus Holdings, Ltd. equity incentive plan (the “Incentive Plan”) and the applicable award agreements and will be granted when approved by the Compensation Committee of the Board of Directors of Validus Holdings, Ltd.

(h)                     Change in Control. Notwithstanding any provisions of this Agreement to the contrary, if, within two years following a Change in Control, the Share Holder’s employment is terminated by the Company not for Cause or by the Share Holder for Good Reason, the Shares shall become immediately vested and exercised in full upon such termination of employment.  For purpose of this Agreement, “Change of Control” shall have the meaning se forth in the Plan.

(i)                         Automobile Allowance — an automobile allowance for the period during which the Employee’s place of work is Bermuda in an amount equal to $900 per month.

(j)                         Club Annual Membership dues — club annual membership dues in the amount of $6,400 will be paid on behalf of the employee.

8.                                       Summary Dismissal

This Agreement shall be subject to termination by the Company by summary notice in writing:

(a)                                  if the Employee shall be guilty of serious misconduct; or

(b)                                 if the Employee having been warned in writing of repeated misconduct issues, is guilty of further misconduct; or

(c)                                  if the Employee, having been warned in writing of a lack of performance continues to display a lack of performance.

9.                                       Confidentiality

The Employee will not, either during the term of this Agreement or thereafter, except in the proper course of their duties, disclose any information concerning any of the business or affairs of the Company or any of its subsidiary or associated companies which may come to their knowledge during the course of their employment and that they will use their best endeavours to prevent any such disclosure.  The restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

10.                                 Grievance and Disciplinary

All or any disputes or grievances arising from this contract or the employment shall be dealt with as follows:

(a)                                  Within ten days the dispute or grievance is to be communicated to senior management who shall investigate the dispute or grievance and adjudicate upon it.

(b)                                 If the dispute or grievance cannot be resolved as above, the Company and the Employee at the Company’s expense shall seek mediation of the dispute.  Such independent mediator shall be appointed jointly by the parties and in the event there is no agreement, shall be appointed by the nominating committee for the time being of the Chartered Institute of Arbitrators Bermuda Branch.

(c)                                  Should the dispute or grievance remain unresolved following mediation, the parties will submit to a binding arbitration pursuant to the provisions of the Arbitration Act 1986.

11.                                 Notices

Notices may be given by either the Company or the Employee by letter or by authenticated cable, facsimile or tested telex message addressed to the other party at (in the case of the Company) its Head Office for the time being and (in the case of the Employee) their last known address and any such notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of the post.

12.                                 Governing Law

This Agreement and the performance hereof shall be construed and governed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the Supreme Court of Bermuda.

13.                                 Severability

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

14.                                 Waivers

No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

15.                                 Statement of Employment

This agreement shall represent the Statement of Employment required to be given to an Executive pursuant to the provision of section 6 of the Employment Act 2000.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

Signed	/s/ Andrew Gibbs

Employee

Dated	11/27/2009

Signed	/s/ Megan DeShields

For the Company

Dated	1 December 2009